                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                       CHINA YUCHAI INTERNATIONAL LIMITED
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   G210821050
                                 (CUSIP Number)

                                  JUNE 3, 2005
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G210821050
--------------------------------------------------------------------------------
    1       Names of Reporting Persons:
            I.R.S. Identification Nos. of above persons (entities only).

            Tai Tak Industries Pte Ltd
--------------------------------------------------------------------------------
    2       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                     (a) [  ]
                                                                     (b) [  ]
--------------------------------------------------------------------------------
    3       SEC Use Only

--------------------------------------------------------------------------------
    4       Citizenship or Place of Organization:

            Republic of Singapore
--------------------------------------------------------------------------------
            Number of                 5     Sole Voting Power
                                            None
              Shares                  ------------------------------------------
                                      6     Shared Voting Power
           Beneficially                     1,927,673 ordinary shares
                                      ------------------------------------------
          Owned By Each               7     Sole Dispositive Power
                                            None
            Reporting                 ------------------------------------------
                                      8     Shared Dispositive Power
           Person With:                     1,927,673 ordinary shares
--------------------------------------------------------------------------------
    9       Aggregate Amount Beneficially Owned by Each Reporting Person

            1,927,673 ordinary shares
--------------------------------------------------------------------------------
    10      Check if the Aggregate Amount in Row (9) Excludes Certain
            Shares (See Instructions)                                     [  ]
--------------------------------------------------------------------------------
    11      Percent of Class Represented by Amount in Row (9)

            5.2%
--------------------------------------------------------------------------------
    12      Type of Reporting Person (See Instructions)

            CO
--------------------------------------------------------------------------------

CUSIP No. G210821050
--------------------------------------------------------------------------------
    1       Names of Reporting Persons:
            I.R.S. Identification Nos. of above persons (entities only).

            Tai Tak Securities Pte Ltd
--------------------------------------------------------------------------------
    2       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                     (a) [  ]
                                                                     (b) [  ]
--------------------------------------------------------------------------------
    3       SEC Use Only

--------------------------------------------------------------------------------
    4       Citizenship or Place of Organization:

            Republic of Singapore
--------------------------------------------------------------------------------
            Number of                 5     Sole Voting Power
                                            None
              Shares                  ------------------------------------------
                                      6     Shared Voting Power
           Beneficially                     1,927,673 ordinary shares
                                      ------------------------------------------
          Owned By Each               7     Sole Dispositive Power
                                            None
            Reporting                 ------------------------------------------
                                      8     Shared Dispositive Power
           Person With:                     1,927,673 ordinary shares
--------------------------------------------------------------------------------
    9       Aggregate Amount Beneficially Owned by Each Reporting Person

            1,927,673 ordinary shares
--------------------------------------------------------------------------------
    10      Check if the Aggregate Amount in Row (9) Excludes Certain
            Shares (See Instructions)                                     [  ]
--------------------------------------------------------------------------------
    11      Percent of Class Represented by Amount in Row (9)

            5.2%
--------------------------------------------------------------------------------
    12      Type of Reporting Person (See Instructions)

            CO
--------------------------------------------------------------------------------

This Amendment No. 1 amends the Schedule 13G previously filed with the Securities and Exchange Commission by Tai Tak Industries Pte Ltd and Tai Tak Securities Pte Ltd on March 7, 2005 (the "Schedule") with respect to the ordinary shares, par value US$0.10 per share, of China Yuchai International Limited, a Bermuda corporation. Capitalized terms used but not defined herein have the meanings given to them in the Schedule.

ITEM 4.  OWNERSHIP

Item 4 of the Schedule is hereby amended to add the following:

On May 30, 2005, TTI and TTS notified the Issuer of their exercise of their conversion rights with respect to all of the convertible bonds held by them. Accordingly, on June 3, 2005, the Issuer issued 1,310,818 ordinary shares to TTI and 616,855 ordinary shares to TTS, representing 3.5% and 1.7% of the Issuer's enlarged share capital of 37,267,673 ordinary shares.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                            TAI TAK INDUSTRIES PTE LTD



                                            By:  /s/ Calvin Han Leong Ho
                                            ------------------------------------
                                            Name:  Calvin Han Leong Ho
                                            Title: Director
                                            June 20, 2005


                                            TAI TAK SECURITIES PTE LTD



                                            By:  /s/ Calvin Han Leong Ho
                                            ------------------------------------
                                            Name:  Calvin Han Leong Ho
                                            Title: Director
                                            June 20, 2005